Exhibit 99.1

Solaris Completes Acquisition of Mobile Energy Rentals and Renames to “Solaris Energy Infrastructure”

HOUSTON, September 11, 2024 (BUSINESS WIRE) – Solaris Energy Infrastructure, Inc. (NYSE:SEI) (f/k/a Solaris Oilfield Infrastructure, Inc. (NYSE:SOI)) (“Solaris” or the “Company”) announced today the completion of its acquisition of Mobile Energy Rentals LLC (“MER”).

In connection with the previously announced acquisition and associated growth capital commitments to scale MER’s distributed power fleet, Solaris has entered into a new $325 million senior secured term loan and is in the process of finalizing a new $75 million revolving credit facility. After finalizing the new revolving credit facility, the Company expects to be undrawn on the facility. These new credit agreements replace the $300 million secured bridge term loan facility secured at the time of the transaction announcement.

The Company has also completed its previously announced renaming to “Solaris Energy Infrastructure, Inc.” The Company’s Class A Common Stock ceased trading under the ticker symbol “SOI” on the New York Stock Exchange as of the close of trading today and will begin trading under the new symbol “SEI” on September 12, 2024.

“We’d like to welcome the MER employees to the Solaris family. We are excited to combine our complementary skill sets and differentiated technologies under the new ‘Solaris Energy Infrastructure’ name,” Bill Zartler, Chairman and Chief Executive Officer of Solaris, commented. “This transaction brings to us an experienced team, a highly-contracted base business and visible growth via committed deliveries for new equipment that position Solaris for growth across multiple end markets, including both the oilfield and commercial and industrial areas such as data centers. We believe our customers, employees and shareholders will benefit as the combined company delivers a growing and diversified cash flow stream, which should, in turn, enhance our ability to continue pursuing adjacent growth opportunities and to accelerate shareholder returns.”

About Solaris Energy Infrastructure, Inc.

Solaris Energy Infrastructure, Inc. (NYSE:SEI) (f/k/a Solaris Oilfield Infrastructure, Inc. (NYSE:SOI)) provides mobile and scalable equipment-based solutions for use in distributed power generation as well as the management of raw materials used in the completion of oil and natural gas wells. Headquartered in Houston, Texas, Solaris serves multiple U.S. end markets, including energy, data centers, and other commercial and industrial sectors. For more details, visit solaris-energy.com.

Contact:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solaris-energy.com

Solaris Energy Infrastructure, Inc.